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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

Board of Directors
SIMCALA, Inc.

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-53791 of SIMCALA, Inc. (the "Company") on Form S-1 of our report dated February 27, 1998 regarding SIMCALA, Inc. and our report dated March 31, 1998 regarding SAC Acquisition Corp., appearing in the Prospectus, which is part of the Registration Statement, and to the references to us under the headings "Summary Historical and Pro Forma Financial Information," "Selected Historical Financial Information," "Experts" and "Relationship With Independent Accountants" in such Prospectus.

Our audit of the financial statements of SIMCALA, Inc. referred to in our aforementioned report also included the financial statement schedule of the Company as of and for the year ended December 31, 1997, listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP



Atlanta, Georgia
July 27, 1998